U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 19, 2008

NORTHERN ETHANOL, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	000-51564	34-2033194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

193 King Street East

Suite 300

Toronto, Ontario, M5A 1J5, Canada

(Address of principal executive offices)

(416) 366-5511

(Issuer’s Telephone Number)

Item 1.01 Entry into a Material Definitive Agreement

          On August 19, 2008, we entered into an Agreement with DEMC Capital LLC, a New Jersey limited liability company (“DEMC”), wherein we did agree to compensate DEMC for introducing us to various parties who have agreed to provide us with financing for our proposed ethanol plants, as well as for additional services including acting as a liason between us and various third parties, including our EPC Contractor. To date, DEMC has met with investors and conducted road shows in New York, Hong Kong and Dubai on our behalf, both for investment at the project and corporate levels. They have also met with potential purchasers of our anticipated DDGs and ethanol supply. DEMC has set up an office in Hong Kong on our behalf in order to support our mezzanine investor. DEMC will also maintain and coordinate activities with the investors and our EPC Contractor.

The Agreement with DEMC provides for payment of an amount equal to 8% of the total amount that is financed through entities introduced to us by DEMC and who agree to provide such financing. We have agreed to pay DEMC a $200,000 retainer, plus an additional $100,000 when an Equity Financing Bank Commitment letter (as defined in the aforesaid Agreement) is produced and accepted by WestLB, the entity who has previously agreed to provide us with senior and subordinated debt financing in an amount up to 75% of the total project costs for our proposed Sarnia and Barrie, Ontario ethanol plant locations. The DEMC Agreement also provides for us to pay a bi-monthly retainer of $5,000. All amounts paid to DEMC shall be applied against the 8% payment previously discussed.

Item 9.01. Exhibits.

Number	Exhibit

10.25	Fee Agreement with DEMC dated August 19, 2008.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 22, 2008	NORTHERN ETHANOL, INC.
(Registrant)

By:s/ Gord Laschinger___________________ Gord Laschinger, Chief Executive Officer

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